JNL Series Trust 485BPOS

Exhibit 99.28(d)(19)(iii)

Amendment to Amended and Restated Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and DoubleLine Capital LP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and DoubleLine Capital LP, a Delaware limited partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective September 1, 2022 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the sub-advisory fees, as set forth on Schedule B of the Agreement, to reflect fee reductions for the JNL/DoubleLine® Core Fixed Income Fund and the JNL/DoubleLine® Shiller Enhanced CAPE® Fund, effective September 1, 2024.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 1, 2024, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of September 1, 2024.

Jackson National Asset Management, LLC		DoubleLine Capital LP

By:	/s/ Emily J. Bennett	By:	/s/ Ronald Redell
Name:	Emily J. Bennett	Name:	Ronald Redell
Title:	AVP, Deputy General Counsel	Title:	Authorized Signer

Schedule B

Dated September 1, 2024

(Compensation)

JNL Multi-Manager Alternative Fund (for the portion of assets managed by DoubleLine Capital LP)
[Fees Omitted] [1,2]

JNL/DoubleLine® Core Fixed Income Fund
Average Daily Net Assets	Annual Rate [1]
$0 to $1.5 billion	0.200% [2]
Over $1.5 billion	0.175% [2]

JNL/DoubleLine® Emerging Markets Fixed Income Fund
Average Daily Net Assets	Annual Rate [1]
$0 to $500 million	0.400% [2]
Over $500 million	0.350% [2]

JNL/DoubleLine® Shiller Enhanced CAPE® Fund
Average Daily Net Assets	Annual Rate [1]
$0 to $200 million	0.400% [2]
$200 million to $ 1 billion	0.300%[2]
Over $1 billion	0.250% [2]

JNL/DoubleLine® Total Return Fund
Average Daily Net Assets	Annual Rate [1]
$0 to $800 million	0.30% [2]
Over $800 million	0.25% [2]

1 A fee discount shall apply when the Sub-Adviser is providing sub-advisory services to JNAM for at least two separate and distinct funds. As of April 27, 2020, the Sub-Adviser provides sub-advisory services for the JNL/DoubleLine® Core Fixed Income Fund, the JNL/DoubleLine® Emerging Markets Fixed Income Fund, the JNL/DoubleLine® Shiller Enhanced CAPE Fund, the JNL Multi-Manager Alternative Fund (for the portion of assets managed by DoubleLine Capital LP), and the JNL/DoubleLine® Total Return Fund; each a Fund of JNL Series Trust (together known as the “Sub-Advised Funds”).

2 For the purposes of calculating the sub-advisory fee discounts, the Sub-Adviser applies the following discounts based on the combined assets of the Sub-Advised Funds: 2.5% fee reduction for assets over assets up to and including $2.5 billion, a 5.0% fee reduction for combined assets over $2.5 billion up to and including $5 billion, a 7.5% fee reduction for combined assets over $5 billion up to and including $7.5 billion, and a 10.0% fee reduction for combined assets over $7.5 billion.

B-1